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                                                                       Exhibit 5



                          [LETTERHEAD OF BALLARD SPAHR
                              ANDREWS & INGERSOLL]



                                                        September 8, 1995


Exide Corporation
645 Penn Street
P.O. Box 14205
Reading, PA  19612-4205

          Re:  Shares of Common Stock Subject to Purchase Under
               the Exide Corporation Employee Stock Purchase Plan
               --------------------------------------------------


Ladies and Gentlemen:

          We have acted as counsel to Exide Corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of 100,000 shares of Common Stock of the Company, par value $.01 per share (the "Shares"), issuable under the Exide Corporation Employee Stock Purchase Plan (the "Plan").

          In rendering our opinion, we have reviewed such certificates, documents, corporate records and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

          Based upon the foregoing, we are of the opinion that the 100,000 Shares covered by the Plan, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

          We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                          Very truly yours,



                                          /s/ Ballard Spahr Andrews & Ingersoll